Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Third Quarter 2024 Results

•Announced divestiture of two assets as we continue to pursue strategic sales and debt refinancing to further improve the balance sheet and support future growth
•Announced total YTD implied bookings of $810.5 million, including $543.9 million of bookings, a 27% increase compared to same period of 2023
•Excluding divestitures, announced implied backlog of $628.2 million, which includes $361.6 million of backlog, a 48% increase compared to the same period of 2023
•Received final approval to proceed on a previously announced $246 million natural gas conversion project in Indiana as of November 2024
•Began ramp up to BrightLoopTM project in Massillon, Ohio targeted to produce hydrogen and sequester CO2 by early 2026

Q3 2024 Continuing Operations Financial Highlights

–Significantly improved margin performance, which helped meet adjusted EBITDA and net income expectations for the quarter when adjusted for one-time items
–Revenue of $209.9 million, compared to revenue of $239.4 million, in the third quarter of 2023 which included revenues of $34.2 million from a B&W Renewable Service A/S (BWRS) asset
–Operating loss of $1.5 million, which includes a $5.8 million non-cash impairment on the recent SPIG divestiture and a $4.9 million settlement to exit a long-term loss-generating maintenance contract, compared to operating income of $5.5 million in the third quarter of 2023
–Net loss of $11.1 million, including a $5.8 million non-cash impairment on the recent SPIG divestiture and $4.9 million settlement to exit a loss-generating maintenance contract that had 10 years remaining, compared to a net loss of $12.3 million in the third quarter of 2023
–Loss per share of $0.16, compared to a loss per share of $0.18 in the third quarter of 2023
–Adjusted EBITDA of $22.3 million, compared to adjusted EBITDA of $20.0 million in the third quarter of 2023. Adjusted EBITDA in the third quarter of 2023 was $12.5 million excluding the BWRS divestiture or an increase of 78%. Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses was $23.3 million in the third quarter of 2024

(AKRON, Ohio – November 12, 2024) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the third quarter of 2024.

Energy Demand

"We believe that we are in a unique position to leverage the significant increase in base-load generation demand in North America and around the world," said Kenneth Young, B&W Chairman and Chief Executive Officer. "Consumer demand for energy – either from the grid or behind the meter – along with increased energy needs from utility and large industrial clients are providing even greater opportunities for us to deliver our broad range of technology and considerable expertise in the areas of fossil fuels, natural gas, synthetic fuels and renewable energy to help meet that demand. We believe the increasing need for power and electricity fueled by demand from AI data centers, electric vehicles and expanding economies will be key drivers for growth across our broad range of technologies and we are seeing our utility and industrial clients, including in the oil and gas sector, continuing to increase capacity utilizing our core technologies while evaluating further power generation augmentation through biomass, hydrogen and natural gas. We expect these tail-winds to increase in the coming years, as the amount of front-end engineering design (FEED) opportunities have grown. Today we have 12 to 15 active FEED studies that represent potential projects of over $1 billion in revenues in our pipeline. We believe that these expected industry tailwinds provide a strong foundation for B&W to grow in 2025 and beyond as we continue to drive for higher margins and improved cash flows."

"Overall, we continue to see strong demand for our diverse portfolio of technologies that help drive our increased backlog and higher implied bookings of over $800 million. As further evidence of the opportunities for growth, we are excited to announce that we have now received full notice to proceed on the $246 million natural gas conversion project in Indiana," Young added.

BrightLoop and ClimateBright

"Our investments across our ClimateBright suite of decarbonization technologies to support the world’s energy transition are progressing well and notably we continued to move forward on our BrightLoop project in Massillon, Ohio, with a target of producing hydrogen by early 2026," Young said. “We are working on several carbon capture opportunities that utilize our SolveBright post combustion CO2 capture technology and our oxy-combustion technology that injects pure oxygen into the combustion process to significantly reduce CO2 emissions. We recently announced a FEED study in Sweden that utilizes our post-combustion technology with an existing waste-to-energy facility. In addition to our work in support of the BrightLoop project in Massillon, Ohio, we also are further developing our BrightLoop projects in West Virginia, Wyoming and Louisiana and are engaging in FEED studies for BrightLoop with various customers in Canada and around the world.”

Asset Sales and Debt Refinancing

“During the quarter, we completed the sale of our SPIG/GMAB business for net proceeds of $33.7 million, which improves our balance sheet to support growth and aligns with our ongoing strategy to sell certain non-strategic businesses. Combined, we have raised over $116 million from divestiture of two assets in 2024. These sales reaffirm our objective to strengthen our balance sheet,” Young continued. “We remain in dialogue related to the sale of other non-strategic assets as previously discussed, as well as potential refinancing options."

Increased Margin Performance

“Our third quarter results demonstrated significant margin improvement, reflecting our strategic direction as evidenced by strong year-over-year adjusted EBITDA and net income increases. These results include two one-time items, a non-cash impairment on the recent SPIG divestiture and a settlement on a maintenance contract to avoid 10 years of potential significant future losses. Excluding these two one-time charges, we met adjusted EBITDA and net income expectations for the quarter. Looking ahead, we continue to expect increasing operating momentum driven by our Thermal and Environmental segments, as the fourth quarter is historically a seasonally strong period for B&W’s businesses, with increased services and project schedules from our customers," Young said. “Our business as a whole prior to divestitures is on target to achieve our stated goals in 2024. When adjusting the targets to reflect the recent divestitures, our EBITDA target range is around $91.0 million to $95.0 million, excluding BrightLoop and ClimateBright expenses. Our global pipeline of over $9 billion in identified project opportunities remains healthy across all business segments, and we anticipate continued prospects for new bookings and stronger financial performance throughout the fourth quarter and heading into 2025.”

Q3 2024 Continuing Operations Financial Summary

Revenues in the third quarter of 2024 were $209.9 million versus revenues of $239.4 million in the third quarter of 2023, which includes $34.2 million in revenues from BWRS. Revenues in the third quarter of 2024 increased by $4.6 million when compared to revenues without BWRS in the third quarter of 2023. This increase was driven primarily by growth in our domestic and European Environmental business as well as Thermal segment benefits related to a large natural gas project and increased volume in parts during the year. Operating loss in the third quarter of 2024 was $1.5 million, compared to operating income of $5.5 million in the third quarter of 2023. The decrease is primarily attributable to the divestiture of BWRS which resulted in a reduction of income from the previous quarter of $7.4 million, as well as two one-time charges of a $5.8 million non-cash impairment related to the sale of SPIG and a $4.9 million settlement to exit a loss generating maintenance contract. This completes our exit strategy from European O&M, which has resulted in approximately $15.0 million in losses over the last three years, and allows us to avoid 10 years of potentially significant escalating losses. Loss in the third quarter of 2024 was $11.1 million, compared to a loss of $12.3 million in the third quarter of 2023, for the same reasons noted with respect to operating income above. Loss per common share in the third quarter of 2024 was $0.16 compared to a loss per common share of $0.18 in the third quarter of 2023. Adjusted EBITDA was $22.3 million, an increase compared to $20.0 million in the third quarter of 2023, which included $7.4 million of BWRS Adjusted EBITDA, primarily due to the impact of SG&A reductions, product mix and project margins. Implied bookings in the third quarter of 2024 were $142.0 million, compared to $197.9 million in the third quarter of 2023. Ending implied backlog was $628.2 million, an increase of 22% compared to implied backlog at the end of the third quarter of 2023. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $38.2 million for the third quarter of 2024, a decrease compared to $87.1 million in the third quarter of 2023. The decrease is primarily due to the divestiture of BWRS, which accounted for $34.2 million of revenue in the third quarter of 2023. Adjusted EBITDA in the third quarter of 2024 was $5.0 million, a decrease compared to $10.1 million in the third quarter of 2023, which included $7.4 million from BWRS, partially offset by favorable project closeouts in the current quarter. Bookings in Renewable parts and services during the third quarter of 2024 exceeded bookings in the same period in 2023, with total bookings increasing from $32.7 million in 2023 to $40.8 million in 2024.

Babcock & Wilcox Environmental segment revenues were $56.6 million in the third quarter of 2024, an increase of 22% compared to $46.4 million in the third quarter of 2023. Approximately $7.7 million of the increase is attributable to growth in our domestic environmental and electrostatic precipitator business and $1.0 million of the increase is due to growth in our European environmental business. Adjusted EBITDA in the third quarter of 2024 was $4.7 million, which is favorable to our internal targets, compared to $5.0 million in the third quarter of 2023, which is primarily in line with the previous year.

Babcock & Wilcox Thermal segment revenues were $119.9 million in the third quarter of 2024, which is an increase of 12% compared to $107.0 million in the third quarter of 2023. The revenue increase is primarily the result of a large natural gas project which accounted for $4.2 million and an increased volume of parts which accounted for $4.8 million. Adjusted EBITDA in the third quarter of 2024 was $18.4 million, an increase compared to $11.3 million in the third quarter of 2023. The revenue drivers above resulted in an increase in Adjusted EBITDA of $4.2 million and favorable project margins in our construction business resulted in an increase of $2.1 million.

Liquidity and Balance Sheet

At September 30, 2024, the Company had total debt of $475.4 million and a cash, cash equivalents and restricted cash balance of $127.9 million.

Earnings Call Information

B&W plans to host a conference call and webcast on Tuesday, November 12, 2024 at 5 p.m. ET to discuss the Company's third quarter 2024 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 883496. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. In addition, the Company presents the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop and ClimateBright. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses Adjusted EBITDA excluding BrightLoop and ClimateBright to assess the Company's performance independent of these technologies.

This release presents Adjusted Operating Income, Adjusted EBITDA without BWRS and Revenue without BWRS as additional non-GAAP financial measures. Management believes these measures are useful to investors to facilitate comparisons between years by excluding the impact from business divestitures in the current year and their related operating results from the prior year. Management uses these measures to preview and evaluate performance of retained businesses.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies. Implied backlog and implied bookings include projects awarded or under contract but not fully released for performance.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East) and global shipping and supply chain disruptions that continued to have an impact during the first nine months of 2024.In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,”

“project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things: our financial condition and ability to continue as a going concern; the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; risks associated with contractual pricing in our industry; our relationships with customers, subcontractors and other third parties; our ability to comply with our contractual obligations; disruptions at our or manufacturing facilities or a third-party manufacturing facility that we have engaged; the actions or failures of our co-venturers; our ability to implement our growth strategy, including through strategic acquisitions, which we may not successfully consummate or integrate; our evaluation of strategic alternatives for certain businesses and non-strategic assets, which may not result in a successful transaction; the risks of unexpected adjustments and cancellations in our backlog; professional liability, product liability, warranty and other claims; our ability to compete successfully against current and future competitors; our ability to develop and successfully market new products; the impacts of industry conditions and public health crises; the cyclical nature of the industries in which we operate; changes in the legislative and regulatory environment in which we operate; supply chain issues, including shortages of adequate components; failure to properly estimate customer demand; our ability to comply with the covenants in our debt agreements; our ability to refinance our 8.125% Notes due 2026 and 6.50% Notes due 2026 prior to their maturity; our ability to maintain adequate bonding and letter of credit capacity; impairment of goodwill or other indefinite-lived intangible assets; credit risk; disruptions in, or failures of, our information systems; our ability to comply with privacy and information security laws; our ability to protect our intellectual property and use the intellectual property that we license from third parties; risks related to our international operations, including fluctuations in the value of foreign currencies, global tariffs, sanctions and export controls; could harm our profitability; volatility in the price of our common stock; B. Riley’s significant influence over us; changes in tax rates or tax law; our ability to use net operating loss and certain tax credits; our ability to maintain effective internal control over financial reporting; our ability to attract and retain skilled personnel and senior management; labor problems, including negotiations with labor unions and possible work stoppages; risks associated with our retirement benefit plans; natural disasters or other events beyond our control, such as war, armed conflicts or terrorist attacks; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023		2024	2023
Revenues	$209.9	$239.4		$651.1	$772.2
Costs and expenses:
Cost of operations	160.0	186.0		498.3	603.7
Selling, general and administrative expenses	43.1	45.7		135.1	143.4
Restructuring activities	0.5	1.3		2.8	2.7
Research and development costs	1.4	0.9		3.7	3.1
Gain on sale of business	0.1	—		(40.1)	—
Impairment on long-lived assets	5.8	—		5.8	—
Loss (gain) on asset disposals, net	0.4	—		0.4	—
Total costs and expenses	211.3	233.9		606.0	753.0
Operating (loss) income	(1.5)	5.5		45.1	19.2
Other income (expense):
Interest expense	(10.6)	(13.4)		(36.0)	(37.2)
Interest income	0.3	0.3		0.9	0.9
Loss on debt extinguishment	(0.7)	—		(6.8)	—
Benefit plans, net	0.1	(0.1)		0.3	(0.3)
Foreign exchange	2.3	(4.9)		1.4	(4.2)
Other expense, net	(0.8)	—		(0.4)	(0.7)
Total other expense, net	(9.4)	(18.1)		(40.6)	(41.6)
(Loss) income before income tax expense	(10.9)	(12.6)		4.5	(22.3)
Income tax expense (benefit)	0.2	(0.3)		6.1	2.0
Loss from continuing operations	(11.1)	(12.3)		(1.6)	(24.4)
Income (loss) from discontinued operations, net of tax	5.7	(104.5)		4.9	(109.9)
Net (loss) income	(5.3)	(116.8)		3.2	(134.2)
Net income attributable to non-controlling interest	—	(0.1)	—	(0.1)	(0.2)
Net (loss) income attributable to stockholders	(5.3)	(116.9)		3.2	(134.5)
Less: Dividend on Series A preferred stock	3.7	3.7		11.1	11.1
Net loss attributable to stockholders of common stock	$(9.0)	$(120.6)		$(8.0)	$(145.6)

Basic and diluted loss per share:
Continuing operations	$(0.16)	$(0.18)		$(0.14)	$(0.40)
Discontinued operations	0.06	(1.17)		0.05	(1.24)
Basic and diluted loss per share	$(0.10)	$(1.35)		$(0.09)	$(1.64)

Shares used in the computation of earnings (loss) per share:
Basic and diluted	92.3	89.1		90.9	88.9
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$30.6	$65.3
Current restricted cash	63.4	5.7
Accounts receivable – trade, net	143.0	144.0
Accounts receivable – other	26.7	36.2
Contracts in progress	101.3	90.1
Inventories, net	116.6	113.9
Other current assets	21.8	23.9
Current assets held for sale	26.9	18.5
Total current assets	530.2	497.6
Net property, plant and equipment, and finance leases	73.6	78.4
Goodwill	84.6	102.0
Intangible assets, net	23.9	45.6
Right-of-use assets	29.7	28.2
Long-term restricted cash	33.9	0.3
Deferred tax assets	6.3	2.1
Other assets	22.4	21.6
Total assets	$804.6	$775.7

Accounts payable	$122.4	$127.5
Accrued employee benefits	11.6	10.8
Advance billings on contracts	58.8	81.1
Accrued warranty expense	6.8	7.6
Financing lease liabilities	1.5	1.4
Operating lease liabilities	3.8	3.9
Other accrued liabilities	53.1	68.1
Loans payable	3.0	6.2
Current liabilities held for sale	36.9	43.6
Total current liabilities	297.9	350.2
Senior notes	339.7	337.9
Loans payable, net of current portion	132.8	35.4
Pension and other postretirement benefit liabilities	163.8	172.9
Finance lease liabilities, net of current portion	25.8	26.2
Operating lease liabilities, net of current portion	27.1	25.4
Deferred tax liability	10.7	13.0
Other noncurrent liabilities	10.0	15.1
Total liabilities	1,007.8	976.0
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares 7,669 at September 30, 2024 and December 31, 2023	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; outstanding shares of 92,382 and 89,449 at September 30, 2024 and December 31, 2023, respectively	5.2	5.1
Capital in excess of par value	1,552.0	1,546.3
Treasury stock at cost, 2,339 and 2,139 shares at September 30, 2024 and December 31, 2023, respectively	(115.4)	(115.2)
Accumulated deficit	(1,578.9)	(1,570.9)
Accumulated other comprehensive loss	(66.6)	(66.4)
Stockholders' deficit attributable to shareholders	(203.7)	(201.0)
Non-controlling interest	0.6	0.6
Total stockholders' deficit	(203.1)	(200.4)
Total liabilities and stockholders' deficit	$804.6	$775.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss from continuing operations	$(1.6)	$(24.4)
Net income (loss) from discontinued operations	4.9	(109.9)
Net income (loss)	3.2	(134.2)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of long-lived assets	13.7	16.5
Goodwill impairment	—	56.6
Amortization of deferred financing costs and debt discount	3.7	3.7
Amortization of guaranty fee	2.1	0.5
Non-cash operating lease expense	5.2	4.4
Loss on debt extinguishment	6.8	—
Gain on sale of business	(40.1)	—
Impairment on long-lived assets	5.8	—
Loss on asset disposals	0.4	0.2
Benefit from deferred income taxes	(6.5)	(5.6)
Prior service cost amortization for pension and postretirement plans	0.7	0.7
Stock-based compensation	3.8	7.2
Foreign exchange	(1.4)	4.2
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	(17.7)	4.3
Contracts in progress	(30.4)	2.5
Advance billings on contracts	(20.7)	(29.7)
Inventories, net	(3.4)	(10.5)
Income taxes	2.7	(0.2)
Accounts payable	5.1	28.1
Accrued and other current liabilities	(5.8)	(4.6)
Accrued contract loss	(6.0)	13.3
Pension liabilities, accrued postretirement benefits and employee benefits	(7.6)	(2.1)
Other, net	(9.9)	(5.6)
Net cash used in operating activities	(96.3)	(50.5)

Cash flows from investing activities:
Purchase of property, plant and equipment	(10.1)	(10.5)
Proceeds from sale of business and assets, net	87.6	—
Purchases of available-for-sale securities	(4.5)	(5.3)
Sales and maturities of available-for-sale securities	5.0	7.4
Other, net	—	(0.1)
Net cash provided by (used in) investing activities	78.0	(8.6)

Cash flows from financing activities:
Borrowings on loan payable	184.8	97.1
Repayments on loan payable	(91.1)	(72.5)
Finance lease payments	(1.0)	—
Payment of holdback funds from acquisition	(3.0)	(2.8)
Payment of preferred stock dividends	(14.9)	(7.4)
Shares of common stock returned to treasury stock	(0.3)	(1.4)
Issuance of common stock, net	2.0	—
Debt issuance costs	(5.6)	(0.2)
Other, net	(0.2)	(0.9)
Net cash provided by financing activities	70.8	11.9
Effects of exchange rate changes on cash	4.0	(0.7)
Net increase (decrease) in cash, cash equivalents and restricted cash	56.6	(47.9)
Cash, cash equivalents and restricted cash at beginning of period	71.4	113.0
Cash, cash equivalents and restricted cash at end of period	$127.9	$65.1
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES:
Babcock & Wilcox Renewable	$38.2	$87.1	$151.4	$256.4
Babcock & Wilcox Environmental	56.6	46.4	161.2	134.6
Babcock & Wilcox Thermal	119.9	107.0	350.3	384.2
Eliminations	(4.8)	(1.1)	(11.8)	(3.0)
	$209.9	$239.4	$651.1	$772.2

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$5.0	$10.1	$14.3	$19.2
Babcock & Wilcox Environmental	4.7	5.0	14.8	10.3
Babcock & Wilcox Thermal	18.4	11.3	45.1	49.4
Corporate	(5.7)	(5.6)	(15.6)	(16.2)
Research and development costs	(0.2)	(0.9)	(0.5)	(3.1)
	$22.3	$20.0	$58.1	$59.6

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.1	$0.5	$1.0	$1.6
Babcock & Wilcox Environmental	0.8	0.8	2.4	2.3
Babcock & Wilcox Thermal	1.1	1.1	3.2	3.3
	$2.0	$2.4	$6.7	$7.2

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.3	$0.6	$1.2	$2.1
Babcock & Wilcox Environmental	0.6	0.2	1.4	0.6
Babcock & Wilcox Thermal	1.4	1.4	3.9	5.0
	$2.2	$2.2	$6.5	$7.8

BOOKINGS AND BACKLOG	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
BOOKINGS:
Babcock & Wilcox Renewable	$41	$33	$108	$180
Babcock & Wilcox Environmental	17	54	118	154
Babcock & Wilcox Thermal	103	105	321	299
Other/Eliminations	0	6	(3)	(5)
	$161	$198	$544	$628

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
IMPLIED BOOKINGS(2):
Babcock & Wilcox Renewable	$41	$33	$108	$180
Babcock & Wilcox Environmental	33	54	154	162
Babcock & Wilcox Thermal	68	105	552	299
Other/Eliminations	—	6	(3)	(5)
	$142	$198	$811	$636

	BACKLOG		IMPLIED BACKLOG(3)
	As of September 30,		As of September 30,
	2024	2023	2024	2023
Babcock & Wilcox Renewable	$96	$133	$96	$133
Babcock & Wilcox Environmental	66	173	101	181
Babcock & Wilcox Thermal	185	196	416	196
Other/Eliminations	15	5	15	5
	$362	$507	$628	$515
(1) Figures may not be clerically accurate due to rounding.
(2) Implied bookings are bookings plus projects that are awarded but not contracted or are under contract but not fully released for performance.
(3) Implied backlog is backlog plus projects that are awarded or under contract but not fully released for performance.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Income (loss) from continuing operations	$(11.1)	$(12.3)	$(1.6)	$(24.4)
Interest expense	10.3	13.4	35.1	37.1
Income tax expense	0.2	(0.3)	6.1	2.0
Depreciation & amortization	4.2	4.6	13.2	15.0
EBITDA	3.6	5.4	52.8	29.7

Gain on sale of business	—	—	(40.2)	—
Benefit plans, net	(0.1)	0.1	(0.3)	0.3
Gain on asset sales, net	0.4	—	0.4	—
Impairment on long-lived assets	5.8	—	5.8	—
Stock compensation	0.9	0.4	3.6	5.9
Restructuring activities and business services transition costs	0.5	1.3	2.8	3.3
Settlement and related legal costs	(0.1)	—	3.2	(2.5)
Loss on debt extinguishment	0.7	—	6.8	—
Acquisition pursuit and related costs	0.2	0.3	0.3	0.6
Product development (1)	2.1	0.9	5.1	3.3
Foreign exchange	(2.3)	4.9	(1.4)	4.2
Financial advisory services	1.1	—	1.3	—
Contract disposal (2)	6.1	4.3	10.1	8.4
Letter of credit fees	1.3	2.0	5.9	5.6
Other - net	2.2	0.4	1.7	0.8
Adjusted EBITDA	$22.3	$20.0	$58.1	$59.6
Product development (1)	(1.7)	(0.5)	(3.9)	(2.6)
BrightLoopTM and ClimateBrightTM expenses	2.7	1.7	6.9	5.9
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$23.3	$21.2	$61.1	$62.9

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2) Impacts of the disposal of our O&M contracts has been adjusted in the prior period to ensure uniform presentation with the current period.
(3) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Other Non-GAAP Reconciliations(1)

(in millions)	Three months ended September 30, 2023
Revenue	$239.4
Less:
BWRS Revenue	34.2
Revenue, less BWRS	$205.2

(in millions)	Three months ended September 30, 2023
Adjusted EBITDA	$20.0
Less:
BWRS Adjusted EBITDA	7.4
Adjusted EBITDA, less BWRS	$12.6

(1) Figures may not be clerically accurate due to rounding.